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                                                                EXHIBIT 99.3

ANHEUSER-BUSCH GLOBAL
EMPLOYEE STOCK
PURCHASE PLAN
FINANCIAL STATEMENTS
MARCH 31, 2004 AND 2003





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ANHEUSER-BUSCH GLOBAL EMPLOYEE
STOCK PURCHASE PLAN
INDEX
MARCH 31, 2004 AND 2003
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                                                                      PAGE(S)

Report of Independent Registered Public Accounting Firm.....................1

Statement of Net Assets Available for Benefits..............................2

Statement of Changes in Net Assets Available for Benefits...................3

Notes to Financial Statements.............................................4-5





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           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Participants and Administrator
of the Anheuser-Busch Global Employee
Stock Purchase Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Anheuser-Busch Global Employee Stock Purchase Plan (the "Plan") at March 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP


St. Louis, Missouri
June 18, 2004


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
ANHEUSER-BUSCH GLOBAL EMPLOYEE
STOCK PURCHASE PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
MARCH 31, 2004 AND 2003
-------------------------------------------------------------------------------------------------------------------


                                                                                     2004              2003
ASSETS
Investments at fair value
    Anheuser-Busch Companies, Inc. common stock                                             $0                $0
                                                                                ---------------   ---------------

LIABILITIES
Benefits payable                                                                            $0                $0
                                                                                ---------------   ---------------

             Net assets available for benefits                                              $0                $0
                                                                                ===============   ===============





                 The accompanying notes are an integral part of the financial statements.



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
ANHEUSER-BUSCH GLOBAL EMPLOYEE
STOCK PURCHASE PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
MARCH 31, 2004 AND 2003
-------------------------------------------------------------------------------------------------------------------


                                                                                        2004              2003
Contributions by participants                                                         $   675,724       $   603,657

Purchases by participants                                                                (675,724)         (603,657)
                                                                                   ---------------   ---------------

             Increase in net assets during the period                                           0                 0

Net assets available for benefits,
 beginning of period                                                                            0                 0
                                                                                   ---------------   ---------------

Net assets available for benefits,
 end of period                                                                                 $0                $0
                                                                                   ===============   ===============




                  The accompanying notes are an integral part of the financial statements.


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1.      DESCRIPTION OF PLAN

        The following description of the Anheuser-Busch Global Employee Stock Purchase Plan (the "Plan") is intended to give a general summary of its principal provisions. Participants should refer to the Plan document for more complete information.

        PURPOSE OF THE PLAN
        The Plan is an employee stock purchase plan designed to encourage ownership of shares in Anheuser-Busch Companies, Inc. (the "Company") by permanent employees of the Company and its subsidiaries located outside the United States. The Plan commenced March 1, 1999.

        PLAN ADMINISTRATION
        The Company administers the Plan. The Company has appointed Watson Wyatt Worldwide, an international employee benefits consulting firm, to assist in plan administration and record keeping. The Company has selected DB Alex. Brown, a securities broker in the United States, as the Plan broker to hold purchased shares on behalf of Plan participants. Neither of these entities is related to the Company as an affiliate or subsidiary. The broker maintains custody of all stock purchased by participants and is responsible for delivery of shares of stock sold by the participants, except as otherwise directed by the participants.

        Effective April 1, 2003, the Plan was amended to change the date on which an employee can become eligible to participate in the Plan from January 1 to March 1 following his or her first day of employment.

        PLAN BENEFITS
        Under the Plan, participants enrolled in the plan on the offer date each year will be given the right to purchase up to 200 shares of the Company's common stock at the offering price, which is fixed at the market price on the United States business day prior to the offer date. The offer date is generally March 1. Purchases can only be made if the market price on the employee's purchase date is higher than the offer price. Each year's offer expires on the third anniversary of the offer date.

        If shares purchased through the Plan are held in the participant's DB Alex. Brown account for at least two years after the purchase date, the Company will award additional shares at a rate of 10 percent, 30 percent, or 50 percent of shares purchased depending upon business performance. The rate for additional share awards will be determined and announced prior to the offer date. These awards are made by the Company directly to the employees. Under this provision, the Company awarded 325.6 shares in fiscal 2004 and 298.4 shares in fiscal 2003.

        All contributions used to purchase shares must be accumulated in a local savings account in the name of the participant through payroll deductions. Withdrawals from the savings account can be made at any time. However, deposits may only be made by payroll deduction; therefore, previous withdrawals cannot be replaced for the purpose of purchasing shares. The participant maintains full ownership of the cash used to purchase shares as well as the newly issued shares that are purchased. Thus, there are no assets held by the Plan.


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        In the United Kingdom, there is a sub-plan designed to qualify for favorable tax treatment for employees who participate. Under this "savings related share option scheme," employees enter into a three-year savings contract and are eligible to purchase shares at the end of the three-year period.

        EXPENSES OF THE PLAN
        Under the Plan agreement, the Company may pay all expenses incurred in the administration of the Plan, including custodial fees, but is not obligated to do so. All expenses for the years ended March 31, 2004 and 2003 were paid by the Company and are not reflected in the financial statements of the Plan. If shares purchased under the Plan are subsequently sold by the participant, the participant is responsible for all fees, commissions, and other costs incurred in such transactions.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF ACCOUNTING
        The Plan's financial statements are prepared on the accrual basis of accounting.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets during the reporting period. Actual results could differ from those estimates.

        VALUATION OF THE COMPANY'S STOCK
        The offering or purchase price of the Company's common stock shares is determined by the market price of the stock on the day prior to the offer date. Market price is defined as the closing price of one share in the United States as reported the subsequent day in the West Coast edition of The Wall Street Journal, New York Stock Exchange Transactions-Composite Transactions.

3.      DIVIDENDS ON PURCHASED SHARES

        Any dividends paid on shares purchased under the Plan are retained by the respective participants and will be reinvested in additional shares for the benefit of the participants unless the participant elects otherwise or the law requires otherwise. Shares purchased with reinvested dividends are not eligible for the additional share awards.

4.      TAX WITHHOLDING

        Where required by law, the Company and its subsidiaries will report to the appropriate governmental authority any amount subject to tax and social charges on account of any offer, purchase or sale pursuant to the Plan. Participants are responsible for all tax and social charge liabilities by means of withholding from the participants' current pay or other assets.



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